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                                               THE NARRAGANSETT ELECTRIC COMPANY
                                       Computation of Ratio of Earnings to Fixed Charges
                                                        (SEC Coverage)
                                                          (Unaudited)

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                                                                            Years Ended December 31,
                                                          -------------------------------------------------------------
                                                          1993          1992          1991          1990          1989
                                                          ----          ----          ----          ----          ----
                                                                                 (In Thousands)

Net Income                                              $14,274       $21,052       $16,820       $17,599        $10,582
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Add income taxes and fixed charges
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  Current federal income taxes                            2,183         4,608         1,558         7,624          4,690
  Deferred federal income taxes                           2,199         4,560         5,528           351         (2,509)
  Investment tax credits - net                             (508)         (507)         (500)         (504)          (536)
  Interest on long-term debt                             12,715        13,290        12,581        11,016         11,016
  Interest on short-term debt and other                   2,074         1,277         2,500         2,968          2,117
                                                        -------       -------       -------       -------        -------

Net earnings available for fixed charges                $32,937       $44,280       $38,487       $39,054        $25,360
                                                        -------       -------       -------       -------       --------
Fixed charges:
  Interest on long-term debt                            $12,715       $13,290       $12,581       $11,016        $11,016
  Interest on short-term debt and other                   2,074         1,277         2,500         2,968          2,117
                                                        -------       -------       -------       -------        -------

         Total fixed charges                            $14,789       $14,567       $15,081       $13,984        $13,133
                                                        =======       =======       =======       =======        =======

Ratio of earnings to fixed charges                         2.23          3.04          2.55          2.79           1.93
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